Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — Vice President, Finance
(952) 806-1707

For Immediate Release

REGIS ANNOUNCES OWNERSHIP INCREASE IN PARENT COMPANY OF

JEAN LOUIS DAVID AND FRANCK PROVOST SALONS

— Regis Increases Equity Ownership in Provalliance to 46 Percent -

MINNEAPOLIS, February 1, 2011 — Regis Corporation (NYSE: RGS), the global leader in the $160 billion hair care industry, today announced that it has agreed to increase its ownership stake in Provalliance, the largest hair salon company in Europe.

Under the terms of the agreement, Regis will pay approximately $56.0 million to secure an additional 17 percent ownership interest, bringing its total equity position in Provalliance to 46 percent.  The transaction is expected to close prior to June 30, 2011, and is projected to add approximately six cents to earnings per share on a full year basis.  The transaction results from Regis’ acceptance of a previously-disclosed equity put right held by one of the other investors in Provalliance.

Provalliance, which operates salons primarily under the brands of Jean Louis David, Franck Provost and Saint Algue is led by its founder and Chairman, Franck Provost, and Marc Aublet, President.  Founded in 1975, Provalliance currently owns or franchises approximately 2,500 hair salons in 33 countries with annual revenues of over $275 million and system-wide sales exceeding $1 billion.

“We are extremely excited to expand our ownership interest in Provalliance,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “We originally partnered with Franck Provost in January, 2008 and we are very satisfied with the execution of the business plan we jointly developed.  The Provalliance business model is proven and the management team is established and experienced.  The business is primarily franchised and has high margins and low capital investment requirements.  Their brand recognition and profitability has been enhanced through their strong partnerships with the world’s largest professional product companies.”

Mr. Finkelstein concluded, “With only a four-percent market share in North America, Regis remains committed to growing our business domestically.  However, there are also significant expansion opportunities internationally, and we do not want to miss out on those opportunities.

By increasing our ownership in Provalliance, we have the platform to participate in international growth, thereby further solidifying our position as the world’s largest operator of hair salons.”

When the transaction is completed, Regis expects to recognize a non-cash, non-operational gain of approximately $1.0 to $3.0 million representing the settlement of an existing equity put liability related to Provalliance.  Additionally, Regis will continue to account for the investment in Provalliance under the equity method of accounting.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of December 31, 2010, the Company owned, franchised or held ownership interests in over 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.  These factors include the results and impact of the Company’s announcement to explore strategic alternatives; competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions, and in particular, continued weakness in the U.S. and global economies; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above.  The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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